PRESS RELEASE

Independent Bank Corp. 288 Union Street Rockland, MA 02370
Investor Contacts:
Chris Oddleifson President and Chief Executive Officer (781) 982-6660 Denis K. Sheahan Chief Financial Officer (781) 982-6341
Media Contact:
Ralph Valente Senior Vice President and Director of Marketing (781) 982-6636

INDEPENDENT BANK CORP. ANNOUNCES IMMINENT REPAYMENT
OF ENTIRE $78 MILLION INVESTMENT RECEIVED UNDER
THE UNITED STATES TREASURY’S CAPITAL PURCHASE PROGRAM

Rockland, Massachusetts, (April 20, 2009). Independent Bank Corp. (NASDAQ: INDB), parent of Rockland Trust Company, today announced that on Wednesday, April 22, 2009 it will repay all of the approximately $78 million preferred stock investment which the United States Department of Treasury made in Independent Bank Corp. on January 9, 2009 pursuant to the Capital Purchase Program.

“Banking regulators urged healthy banks to participate in the Capital Purchase Program to help the nation’s economy,” said Christopher Oddleifson, President and Chief Executive Officer of Independent Bank Corp. and Rockland Trust, “and we voluntarily agreed to enroll in the program last fall on that basis. CPP participation, however, came to have a stigma associated with it, with media coverage mischaracterizing the program as a bailout and altogether ignoring the ongoing expense associated with receipt of a CPP investment. CPP rules were also significantly changed midstream in ways that limited our ability to effectively serve customers, support communities, and run our business. After considering these factors, our Board of Directors unanimously determined that it would be in the best interests of our shareholders, customers, communities, and employees to repay the CPP investment.”

“During the fourth quarter of 2008, Rockland Trust’s commercial loan balances grew by $77 million, or 19% on an annualized basis,” said Oddleifson, “and thus far in 2009 Rockland Trust continues to receive a significant amount of commercial loan applications. We are well positioned to continue to expand lending to creditworthy consumers and businesses and, when appropriate, to modify residential mortgages without CPP funding.”

Independent scheduled the repayment following its receipt of confirmation on Wednesday, April 15, 2009 that the Treasury Department had consulted with the appropriate federal banking agency and was now able to process Independent’s repayment request. Independent exceeded federal regulatory standards to be considered a “well-capitalized” institution prior to its receipt of CPP investment and will continue to be “well-capitalized” following its repayment.

On Wednesday, April 22, 2009 Independent intends to repay and retire all 78,158 shares of its Fixed Rate Cumulative Perpetual Preferred Stock, Series C, liquidation value of $1,000 per share, when it repays the CPP investment and to pay accrued interest of $727,303.61 to the Treasury Department. At the time of the CPP investment Independent issued a Warrant to the Treasury Department to purchase 481,664 shares of Independent’s common stock at an exercise price of $24.34 per share. Independent has the right to repurchase the Warrant once the CPP investment is repaid. If Independent does not repurchase the Warrant, the Treasury Department is required by law to liquidate it.

About Independent Bank Corp. and Rockland Trust Company

Independent Bank Corp., which has Rockland Trust Company as its wholly-owned bank subsidiary, currently has approximately $4.6 billion in assets. Rockland Trust offers a wide range of commercial banking products and services, retail banking products and services, business and consumer loans, insurance products and services, and investment management services. When the anticipated merger of Benjamin Franklin Bank into Rockland Trust Company is completed in May 2009, Rockland Trust Company will have: 71 retail branches, 10 commercial lending centers, and 2 mortgage banking centers located in Eastern Massachusetts and on Cape Cod; and 4 investment management offices located in Southeastern Massachusetts, on Cape Cod, and in Rhode Island. To discover why Rockland Trust Company is the bank Where Each Relationship Matters®, visit www.RocklandTrust.com.

Forward Looking Statements:

This press release may include “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on any forward-looking statements. Independent Bank Corp. disclaims any intent or obligation to update publicly any forward-looking statements, whether in response to new information, future events, or otherwise. Any forward-looking statements are qualified in their entirety by this cautionary statement.